EXHIBIT 5
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                                        October 3, 1995



Federal Paper Board Company, Inc.
75 Chestnut Ridge Road
Montvale, New Jersey  07645

re  Federal Paper Board Company, Inc.
    1,500,000 Shares of Common Stock
    Our File No. 8961.010

Dear Sirs:

     We are familiar with the proceedings taken and proposed to be taken by Federal Paper Board Company, Inc., a North Carolina corporation (the "Company"), in connection with the registration, pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, of 1,500,000 additional shares of its Common Stock, $5.00 par value (the "Common Stock"), issuable pursuant to the Company's 1992 Key Employees Stock Option Plan (the "Plan").

     We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

     Based on the foregoing, it is our opinion that the 1,500,000 shares of Common Stock referred to above have been duly authorized and reserved for issuance by the Company and, when issued pursuant to the exercise of stock options granted under the Plan and payment of the option price thereof as described in the Plan, such shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,


                         /s/ Maupin Taylor Ellis & Adams, P.A.
                         MAUPIN TAYLOR ELLIS & ADAMS, P.A.